Exhibit 99.1

SCHEME OF AMALGAMATION OF

SIFY COMMUNICATIONS LIMITED

(TRANSFEROR COMPANY)

WITH

SIFY TECHNOLOGIES LIMITED

(TRANSFEREE COMPANY)

AND

THEIR RESPECTIVE SHAREHOLDERS

(Under Sections 391 to 394 of the Companies Act, 1956)

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This Scheme of Amalgamation is presented for the Amalgamation of SIFY COMMUNICATIONS LIMITED, a company engaged in the business of Telecommunication services - ILD / NLD Licence holder, providing IP-VPN services & Corporate Net working and Licensed Certifying Authority (CA) under IT Act 2000, VeriSign Affiliate, Data Security Solutions - providing Digital Trust Services /   Digital Certifications etc. (hereinafter referred to as the “Transferor Company”), incorporated under the Companies Act, 1956 and having its Registered Office at 3rd Floor, Tidel Park, 4, Canal Bank Road, Taramani, Chennai 600 113  with SIFY TECHNOLOGIES LIMITED, a Company engaged in  the business of Telecommunication Services - ISP licence holder, providing Internet Services, Data services, Online portal and content offerings etc. (hereinafter referred to as the “Transferee Company”), incorporated under the Companies Act, 1956 and having its Registered Office at 2nd  Floor, Tidel Park, 4, Canal Bank Road, Taramani, Chennai 600 113.

PART A - DEFINITIONS

1.	In this Scheme, unless repugnant to the context or meaning thereof, the following expressions shall have the following meanings:

1.1	“Act” means the Companies Act, 1956, and any statutory modifications, re-enactment or amendment thereof, for the time being in force.
1.2	“Appointed Date” means 1st day of April, 2008 or such other date as may be approved by the High Court of Judicature at Madras.
1.3	“Court” means the Hon’ble High Court of Judicature at Madras empowered to sanction the Scheme as per the provisions of the Act.
1.4

“Effective Date” means the last of the dates on which (a) certified copies of the order of the Hon’ble High Court of Judicature at Madras under Sections 391 and 394 of the Act sanctioning the scheme are filed with the Registrar of Companies, Chennai, Tamil Nadu and (b) the consents, approvals, permissions, resolutions, agreements, sanctions and orders necessary thereof being obtained.

1.5

“Record Date” shall be the date to be fixed by the Board of Directors of the Transferee Company in consultation with the Board of Directors of the Transferor Company, for the purpose of determining the members of the Transferor Company to whom shares will be allotted pursuant to this Scheme, in the Transferee Company.

1.6

“Scheme” or “the Scheme” or “this Scheme” means this Scheme of Amalgamation in its present form submitted to the High Court of Judicature at Madras or with any modification(s) made under Clause 14 of this Scheme or with such other modifications/amendments as the High Court may direct.

1.7

“Transferor Company” or “SCL” means Sify Communications Limited, a company incorporated under the Companies Act, 1956 and having its Registered Office at 3rd Floor, TIDEL Park, 4, Canal Bank Road, Taramani, Chennai 600 113. The company is not listed in Indian Stock Exchanges and hence the provisions of Securities and Exchange Board of India relating to listed companies are not applicable to the company.

1.8

“Transferee Company” or “STL” means Sify Technologies Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 2nd Floor, Tidel Park, 4, Canal Bank Road, Taramani, Chennai 600 113. The company is not listed in Indian Stock Exchanges and hence the provisions of Securities and Exchange Board of India relating to listed companies are not applicable to the company. The Company issued the American Depositary Receipts in USA and listed in NASDAQ Capital Market, USA.

1.9	“Undertaking of Transferor Company” means the entire business of the Transferor Company and includes (without being limited to) the following:
a.

On and from the Appointed Date, the entire undertakings, properties (both moveable and immovable and liabilities of the Transferor Company (if any) including all properties and assets, movable and immovable, real and personal, corporeal and in-corporeal, in possession, or in reversion, present and contingent of whatsoever nature, wheresoever situated, rights, powers, interests, authorities, privileges (including benefits of all tax reliefs), liberties, contracts or deeds, as on the Appointed Date, including all lands & buildings, freehold and leasehold, vehicles, furniture, equipments, sundry debtors, investments, cash and bank balances, bills of exchange, deposits, loans and advances, of the Transferor Company and all other interests or rights together with all, powers, interests, charges, privileges, benefits, entitlements, registrations etc if any, or to which the Transferor Company is entitled to, of whatsoever kind, nature or description held, applied for or as may be obtained thereafter or to which the Transferor Company is entitled to, together with the benefit of all contracts and engagements and all books, papers, documents and records.

b.

All debts, liabilities, duties and obligations of the Transferor Company as on the Appointed Date, as appearing in the books of account of the Transferor Company and including liabilities on account of secured loans, unsecured loans, sundry creditors income tax, other taxation and any other liability (including contingent liability), whether or not provided for in the books of account of the Transferor Company.

2.	DATE OF TAKING EFFECT AND OPERATIVE DATE

The Scheme set out herein in its present form or with any modification(s) approved or imposed or directed by the High Court of Judicature at Madras, shall be operative from the Appointed Date but shall be effective from the Effective Date.

3.	SHARE CAPITAL
3.1.	AUTHORISED, ISSUED, SUBSCRIBED AND PAID UP CAPITAL AS ON 31st MARCH 2008.

(a) Sify Communications Limited (Transferor Company)

Amount in Rs.
Authorised:
20,000,000 Equity Shares of Rs.10/- each	20,00,00,000
20,00,00,000
Issued, Subscribed and Paid-up:
18,000,000 Equity Shares of Rs.10/- each	18,00,00,000

The Transferor Company is a subsidiary of the Transferee Company.

Subsequent to the Balance Sheet date there has been no change in the issued, subscribed and paid up capital of the Transferor Company.

(b) Sify Technologies Limited (Transferee Company)

Particulars	Amount in Rs.
Authorised :
61,000,000 Equity Shares of Rs. 10/- each	61,00,00,000
TOTAL	61,00,00,000
Issued Capital:
55,643,284 Equity shares of Rs. 10/- each	55,64,32,840
Less: Shares forfeited 6,202 shares of Rs.10/- each	(62,020)
TOTAL	55,63,70,820
Subscribed and Paid-up: 42,820,082 Equity Shares of Rs.10/- each	42,82,00,820

12,817,000 Equity shares of Rs.10/- each (Rs.3/- called up)	3,84,51,000
Less : Calls Un paid	(2,56,34,000)
TOTAL	44,10,17,820

Subsequent to the audited Balance sheet as at 31.3.2008, the transferee company has forfeited 12,817,000 equity shares, consequently the paid-up capital of the Company stands reduced as per the details mentioned below.

Subscribed and Paid-up: 42,820,082 Equity Shares of Rs.10/- each	42,82,00,820
12,817,000 Equity shares of Rs.10/- each (Rs.3/- called up)	3,84,51,000
Less : Calls unpaid	(2,56,34,000)
Less: Shares forfeited 12,817,000 Equity shares Rs.10/- each (Rs.3/- called up) (Re.1 paid up)	(1,28,17,000)
TOTAL	42,82,00,820

PART B

SCHEME

The material provisions of the proposed Scheme are as under:

4.	TRANSFER AND VESTING OF UNDERTAKINGS

TRANSFER OF UNDERTAKING OF SIFY COMMUNICATIONS LIMITED (TRANSFEROR COMPANY):

4.1

With effect from the Appointed Date, and subject to the provisions of this Scheme in relation to the mode of transfer and vesting, the Undertaking of Transferor Company shall, without any further act, instrument or deed be and the same shall stand transferred to and vested in or deemed to have been transferred to and vested in the Transferee Company pursuant to the provisions of Sections 391 and 394 and other applicable provisions of the Act and the

Scheme. The assets and liabilities of the undertaking of the Transferor Company will be transferred to the Transferee Company at book value.

4.2

It is expressly provided that in respect of such of the said assets as are movable in nature or are otherwise capable of transfer by manual or constructive delivery and/or by endorsement and delivery, the same shall be so transferred by the Transferor Company and shall become the property of the Transferee Company in pursuance of the provisions of Sections 391 and 394 of the said Act, as an integral part of the undertaking, such transfer being deemed to have taken place at the location of the Registered Office of the Transferee Company, i.e., in the State of Tamil Nadu.

4.3

In respect of the said assets the same shall, without any further act, instrument or deed, be transferred to and vested in and/or deemed to be transferred and vested in the Transferee Company on the “Appointed Date”, pursuant to the provisions of Sections 391 and 394 of the said Act.

4.4

The Transferee Company, may at any time, after the coming into the effect of this Scheme in accordance with the provisions hereof, if so required, under any law or otherwise, execute deeds of confirmation in favour of any party to any contract or arrangement to which the Transferor Company is a party or any writings, as may be necessary, to be executed in order to give formal effect to the above provisions. The Transferee Company shall, under provisions of this Scheme, be deemed to be authorised to execute any such writings on behalf of the Transferor Company, implement or carry out all such formalities or compliance referred to above on the part of the Transferor Company.

5.	TRANSFER OF DEBTS AND LIABILITIES
5.1

With effect from the said “Appointed Date”, all debts, liabilities, duties and obligations of the Transferor Company, including contingent liabilities not provided in their books (hereinafter referred to as “the said liabilities”) and any accretions and additions or reductions thereto after the “Appointed Date” shall also stand transferred or deemed to be transferred without any further act or instrument or deed to the Transferee Company so as to become as and from that date, the debts, liabilities, duties and obligations of the Transferee Company and further that it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such debts, liabilities, duties and obligations have arisen in order to give effect to the provisions of this clause. PROVIDED ALWAYS that nothing in this clause shall or is intended to enlarge the security for any loan, deposit or other indebtedness created by the Transferor Company prior to the “Appointed Date” which shall be transferred to and vested in the Transferee Company by virtue of the amalgamation and the Transferee Company shall not be required or obliged in any manner to create any further or additional security therefor after the “Appointed Date” or otherwise.

5.2

All the loans, advances and other facilities sanctioned to the Transferor Company by their bankers (if any) prior to the “Appointed Date”, which are partly drawn / utilised shall be deemed to be the loans and advances sanctioned to the Transferee Company and the said loans and advances shall be drawn / utilised either partly or fully by the Transferor Company from the “Appointed Date” till the “Effective Date” and all the advances/loans and or other facilities so drawn by the Transferor Company (within the overall limits sanctioned by their bankers) shall on the “Effective Date” be treated as advances and loans made available to the Transferee Company under any loan agreement shall be construed and shall become the obligation of the Transferee Company without any further act, or deed on the part of the Transferee Company.

5.3

Upon this Scheme coming into effect, any loan, dues or other obligations between the Transferor Company and the Transferee Company shall stand discharged and there shall be no liability in that behalf. In so far as any securities, debentures or notes issued by the Transferor Company and held by the Transferee Company, and vice versa, are concerned, the same shall, unless sold or transferred by the Transferor Company or the Transferee Company, as the case may be, at any time prior to the “Effective Date”, stand cancelled as on the “Effective Date” and shall be of no effect and the Transferor Company or the Transferee Company, as the case may be, shall have no further obligation outstanding in that behalf.

5.4

Subject to the other provisions contained in the Scheme, all contracts, deeds, bonds, agreements, licences, approvals, authorizations, orders, permissions etc. received from the Department of Telecommunications or such other Central / State Government or other statutory authorities and other instruments of whatsoever nature to which the Transferor Company is a party, subsisting or having effect immediately before the amalgamation, shall be, in full force and effect, against or in favour of the Transferee Company as the case may be, and may be enforced as fully and as effectively as if instead of the Transferor Company, the Transferee Company had been a party thereto. The Transferee Company shall enter into and/or issue and/or execute deeds, writings or confirmations or enter into any tripartite arrangement, confirmations or novations to which the Transferor Company will, if necessary, also be party in order to give formal effect to the provisions of this clause, if so required or become necessary. The Transferee Company will also be entitled to secure approvals of such authorities as may be necessary whenever any approvals are necessary for transfer of property from the Transferor Company.

5.5

For the removal of doubts, it is expressly made clear that the dissolution of the Transferor Company without the process of winding up as contemplated hereinafter, shall not, except to the extent set out in the Scheme, affect the previous operation of any contract, agreement, deed or any instrument or beneficial interest to which the Transferor Company is a party thereto and shall not affect any right, privilege, obligations or liability acquired, deemed to have been acquired and all such reference in such agreements, contracts and instruments to the Transferor Company shall be construed as reference only to the Transferee Company with effect from the “Appointed Date”.

5.6

As on the Appointed Date, and subject to any corrections and adjustments as may, in the opinion of the Board of Directors of the Transferee Company be required, the reserves of the Transferor Company will be merged with those of the Transferee Company in the same form as they appear in the financial statements of the Transferor Company.

6	ALLOTMENT OF SHARES
6.1

Upon the Scheme coming into effect, in consideration of the transfer of and vesting of the Undertaking of the Transferor Company in the Transferee Company in terms of this Scheme, the Transferee Company shall, without any further application act or deed, issue and allot Equity Share(s) of the face value of Rs.10/- each in the Transferee Company, credited as fully paid up, to the Members of the Transferor Company whose names appear in the Register of Members as on a particular date (Record Date), to be fixed by the Board of Directors of the Transferee Company, in the following ratio :

9 (Nine) Equity Shares of Rs.10/- (Rupees Ten) each of the Transferee Company for every 4 (Four) Equity Shares of Rs.10/- (Rupees Ten) each of the Transferor Company.

6.2

The new equity shares to be allotted by the Transferee Company to the shareholders of the Transferor Company pursuant to the scheme, shall be subject to the provisions of Articles of Association of the Transferee Company and shall rank pari passu in all respects with the existing equity shares of the Transferee Company and shall be entitled to participate in any dividend that may be declared or paid after the Scheme come into effect, irrespective of the fact that the said shares were not allotted and were not in existence during the period to which the dividend relates.

6.3	The equity shares of the Transferor Company held by the Transferee Company shall stand extinguished and annulled.
6.4.

The share certificates in relation to the shares held by the members of the Transferor Company shall be deemed to have been automatically cancelled and be of no effect on and from such specified date without any further act, instrument or deed. In so far as the issue of shares pursuant to Clause 6.1 above is concerned, each of the Members of the Transferor Company, shall have the option, exercisable by notice in writing by the said Members to the Transferee Company on or before such date as may be determined by the Board of Directors of the Transferee Company or a Committee of such Board of Directors, to receive either in certificate form or in dematerialized form, the shares of the Transferee Company in lieu thereof and in terms thereof. In the event that such notice has not been received by the Transferee Company in respect of any of the said Members, the shares of the Transferee Company shall be issued to such members in certificate form. Those of the said Members exercising the option to receive the shares in dematerialized form shall be required to have an account with a depository participant and shall provide details thereof and such other confirmations as may be required. It is only thereupon that the Transferee Company shall issue and directly credit the dematerialized securities account of such Member with the shares of the Transferee Company.

6.5

No fractional shares shall be issued by the Transferee Company in respect of the fractional entitlements, if any, to which the members of the Transferor Companies may be entitled on issue and allotment of the New Ordinary Equity Shares of the Transferee Company. The Board of Directors of the Transferee Company or a Committee thereof shall consolidate all such fractional entitlements, and issue and allot New Ordinary Equity Shares in lieu thereof to a Director / Officer of Transferee Company on the express understanding that such Director / Officer to whom such new equity shares are allotted shall sell the same and pay to the Transferee Company the net sale proceeds thereof, whereupon the Transferee Company Shall distribute such net proceeds to the members of the Transferor Companies in proportion to their fractional entitlements.

6.6

The members of the Transferee Company, on approval of the Scheme shall be deemed to have given their approval u/sec 81 (1A) of the Act and other applicable provisions, if any, for issue of equity shares to the Members of the Transferor Company in terms of Para 6.1 above.

7	CONDUCT OF BUSINESS BY TRANSFEROR COMPANY TILL THE EFFECTIVE DATE.
7.1

The Transferor Company has been carrying on and shall continue to carry on all business and activities relating to its business efficiently and stand possessed of the properties so to be transferred, including, but not limited to, operating and marketing activities, advance tax payments of income tax, sales tax, service tax, and other statutory payments, etc.

7.2

All profits or income accruing to the Transferor Company or losses or expenditure (including payment of penalty, damages or such litigations) arising or incurred by it relating to their businesses shall, for all purposes, be treated as the profits or income or losses or expenditure, as the case may be, of the Transferee Company.

7.3	Transferor Company hereby undertakes, from the Appointed Date up to and including the Effective Date:
a)

To carry on its business with reasonable diligence, proper prudence and not to alienate, charge, encumber or otherwise deal with or dispose of the business or any part thereof, nor conclude any settlement with union or employees nor to undertake any new business or a substantial expansion of its existing business other than the expansions which have already been commenced without the prior consent of Transferee Company except in the ordinary course of business or pursuant to any pre-existing obligation(s) undertaken by it prior to the Appointed Date. The Transferor Company shall not vary the terms and conditions of employment of its permanent employees except in the ordinary course of business.

b)

Not to utilize the profits or income, if any, relating to their business for the purposes of declaring or paying any dividend or for any other purpose in respect of the period falling on and after the Appointed Date without the prior written consent of the Transferee Company.

7.4

The Transferee Company shall be entitled, pending the sanction of the Scheme, to apply to the Central Government and other related agencies, departments and other authorities concerned as are necessary under any law for such consents, licences, permissions, approvals and sanctions which the Transferee Company may require to own and operate the businesses of the Transferor Company.

7.5	The Transferor and Transferee Companies shall have the liberty to apply to the High Court of Judicature at Madras for necessary direction to remove difficulties, if any, in implementing the Scheme.
7.6

The Board of Directors of the Transferor and Transferee Companies or any person authorised by them may assent on behalf of all concerned to any modification to the Scheme or to any condition which the Hon’ble High Court of Madras or the Government or other authority may impose or which the said Board of Directors may in their sole discretion, think fit for the purpose of effectively carrying out the Scheme and the said Board of Directors may do all acts, things and deeds as may be necessary and/or expedient for the purpose of implementing the Scheme.

8.	ACCOUNTING TREATMENT IN THE BOOKS OF THE TRANSFEREE COMPANY
8.1

On the Scheme becoming effective, the Transferee Company shall account for the merger in its books as per the “Pooling of Interest Method” of Accounting prescribed under the Accounting Standard 14 issued by the Institute of Chartered Accountants of India such that –

i)

All the assets and liabilities recorded in the books of the Transferor Company shall stand transferred to and vested in the Transferee Company pursuant to the Scheme and shall be recorded by the Transferee Company at their book values as appearing in the books of the Transferor Company;

ii)

All reserves of the Transferor Company shall be transferred to the identical reserves in the Transferee Company, i.e. the balance in the Profit & Loss Account of the Transferor Company will be transferred / adjusted to / against the Profit & Loss Account of the Transferee Company; The investments in the share capital of the Transferor Company appearing in the books of accounts of the Transferee Company will stand cancelled;

8.2	In terms of the provisions of the Accounting Standard 14, any surplus / deficit arising out of Amalgamation shall be adjusted in the General Reserve of the Transferee Company.
8.3

Further, in case of any differences in accounting policy between the Companies, the impact of the same till the amalgamation will be quantified and adjusted in the Profit & Loss Account mentioned earlier to ensure that the financial statements of the Transferee Company reflect the financial position on the basis of consistent accounting policy.

8.4

To the extent that there are inter-company loans, deposits or balances as between the Transferor Company and the Transferee Company, the obligations in respect thereof shall come to an end and there shall be no liability in that behalf and corresponding effect shall be given in the books of accounts and records of the Transferee Company for the reduction of any assets or liabilities as the case may be and there would be no accrual of interest or any other charges in respect of any such inter-company loans, deposits or balances, with effect from the Appointed date.

8.5	Accounting policies of the Transferor Company will be harmonized with that of the Transferee Company following the amalgamation.

9.	LEGAL PROCEEDINGS

Upon the coming into effect of this Scheme, all legal actions or other proceedings by or against the Transferor Company, pending on the Effective Date or which may be instituted in future (whether before or after the Effective Date) in respect of any matter arising before the Effective Date (including property rights, powers, liabilities, obligations and duties) shall be continued and be enforced by or against the Transferee Company, as the case may be, as if the same had been pending and are arising by or against the Transferee Company.

10.	CONTRACTS, DEEDS, BONDS AND OTHER INSTRUMENTS.
10.1

Subject to the other provisions contained in the Scheme, all contracts, deeds, bonds, agreements and other instruments of whatsoever nature to which the Transferor Company is a party subsisting or having effect immediately before this arrangement under this Scheme, shall be, in full force and effect, against or in favour of the Transferee Company, and may be enforced as fully and as effectively as if instead of the Transferor Company the Transferee Company had been a party thereto. The Transferee Company shall enter into and/or issue and / or execute deeds, writings or confirmation or enter into any tripartite arrangement, confirmations or novations to which the Transferor Company as the case may be will, if necessary, also be party in order to give formal effect to the provisions of this clause, if so required or become necessary.

10.2

As a consequence of the amalgamation of the Transferor Company with the Transferee Company in accordance with this Scheme, the recording of change in name from the Transferor Company as the case may be to the Transferee Company, whether for the purposes of any licence, permit, approval or any other reason, or whether for the purposes of any transfer, registration, mutation or any other reason, shall be carried out by the concerned statutory or regulatory or any other authority without the requirement of payment of any transfer or registration fee or any other charge or imposition whatsoever.

10.3

The Transferee Company may, at any time, after the coming into the effect of this Scheme in accordance with provisions hereof, if so required, under any law or otherwise, execute deeds of confirmation in favour of any party to any contract or arrangement to which the Transferor Company is a party or any writings, as may be necessary, to be executed in order to give formal effect to the above provisions. The Transferee Company shall under the provisions of the Scheme be deemed to be authorized to execute any such writings on behalf of the Transferor Company, implement or carry out all such formalities or compliances referred to above on the part of the Transferor Company as the case may be, to be carried out or performed.

10.4

For the removal of doubts, it is expressly made clear that the dissolution of the Transferor Company without the process of winding up as contemplated hereunder, shall not, except to the extent set out in the Scheme, after the previous operation of any contract, agreement, deed or any instrument or beneficial interest to which the Transferor Company is a party thereto and shall not affect any right, privilege, obligations or liability, acquired, or deemed to be acquired prior to Appointed Date and all such references in such agreements, contracts and instruments to the Transferor Company shall be construed as reference only to the Transferee Company with effect from the Appointed Date.

11	EMPLOYEES OF THE TRANSFEROR COMPANY
11.1

If there are any employees of the Transferor Company, who are in service on the date immediately preceding the Effective Date shall, unless otherwise desired by any of the employees, become the employees of the Transferee Company on the Effective Date.

11.2	On the Scheme finally taking effect as hereinafter provided:
a)

The employees of the Transferor Company if any, shall become the employees of the Transferee Company, without any break or interruption in service and on terms and conditions not less favourable than those on which they are engaged by the Transferor Company as on the Effective Date.

Services of all employees with the Transferor Company up to the Effective Date shall be taken into account from the date of their respective appointment with the Transferor Company for purposes of all retirement benefits for which they may be eligible. The Transferee Company further agrees that for the purpose of payment of any retrenchment compensation, if any, such past services with the Transferor Company shall also be taken into account.

b)	The services of such employees shall not be treated as having been broken or interrupted for the purpose of Provident Fund or Gratuity or
c)	Superannuation or other statutory purposes and for all purposes will be reckoned from the date of their respective appointments with the Transferor Company;

11.3

It is provided that as far as the Provident Fund, Gratuity Fund and Pension and/ or Superannuation Fund or any other special fund created or existing for the benefit of the staff, workmen and other employees of the Transferor Company are concerned, upon the Scheme becoming finally effective, the Transferee Company shall stand substituted for the Transferor Company in respect of the employees transferred with the Undertaking for all purposes whatsoever relating to the administration or operation of such Funds or Trusts or in relation to the obligation to make contribution to the said Funds or Trusts in accordance with the provisions of such Funds or Trusts as provided in the respective Trust Deeds or other documents. It is the aim and the intent of the Scheme that all the rights, duties, powers and obligations of the Transferor Company in relation to such Funds or Trusts shall become those of the Transferee Company. The Trustees including the Board of Directors of the Transferor Company and the Transferee Company shall be entitled to adopt such course in this regard as may be advised provided however that there shall be no discontinuation or breakage in the services of the employees of the Transferor Company.

12.	SAVING OF CONCLUDED TRANSACTIONS

The transfer of properties and liabilities under Clause 4 above and the continuance of proceedings by or against the Transferor Company under Clause 9 above shall not affect any transaction or proceedings already concluded by the Transferor Company on or after the Appointed Date till the Effective Date, to the end and intent that the Transferee Company accepts and adopts all acts, deeds and things done and executed by the Transferor Company in respect thereto as done and executed on behalf of itself.

13.	APPLICATION TO THE HIGH COURT

The Transferor Company and Transferee Company shall with all reasonable dispatch make applications to the High Court of Judicature at Madras under Section 391 to 394 and other applicable provisions, if any, of the Act, for sanctioning of this scheme and for dissolution of Transferor Company without winding up and apply for and obtain such other approvals, if any, required under the Law.

14.	MODIFICATION OR AMENDMENTS TO THE SCHEME
14.1	The Transferor Company and the Transferee Company through their respective Boards of Directors in their full and absolute discretion, may assent to any modification or amendment to the Scheme or of any conditions or limitations which the High Court of Judicature at Madras, shareholders of the Transferor Company and / or the Transferee Company and / or any other competent authority may deem fit to approve / impose and effect any other modification or amendment which the Boards in the best interests of the Transferor Company or the Transferee Company may consider necessary or desirable and give such directions as they may consider necessary or desirable for settling any question, doubt or difficulty arising under the Scheme or in regard to its implementation or in any matter connected there with (including any question, doubt or difficulty arising in connection with any deceased or insolvent shareholder of the Transferor Company or the Transferee Company) and to do all acts, deeds and things as may be necessary, desirable or expedient for carrying the Scheme into effect. In the event that any modification or amendment to the Scheme is unacceptable to the Transferor Company and / or the Transferee Company for any reason whatsoever, the Transferor Company and / or Transferee Company shall be at liberty to withdraw from the Scheme at any time.

14.2

For the purpose of giving effect to the Scheme or to carry out any modification or amendment thereto, the Board of Directors of the Transferor Company and the Transferee Company or any Committee thereof is authorized to give such directions and / or to take such steps as may be necessary or desirable including any directions for settling any question, doubt or difficulty whatsoever that may arise.

15.	DATE OF TAKING EFFECT

The Scheme set out herein, in its present form or with any modification(s) or amendment(s) approved, imposed or directed by the Court shall be effective from the Appointed Date but shall be operative from the Effective Date.

16.	CONDITIONALITY OF THE SCHEME.

The Scheme is conditional upon and subject to:

a)	Approval of the Scheme by the requisite majority of the members of the Transferor and Transferee Company or otherwise ordered by the Court.
b)

Sanction of the Scheme by the Hon’ble High Court of Judicature at Madras pursuant to Section 391 of the Act and appropriate orders being made by the said High Court pursuant to Section 394 of the Act for the amalgamation under the Scheme and for the implementation thereof.

c)

Any other sanction or approval of Appropriate Authorities concerned, as may be considered necessary and appropriate by the respective Board of Directors of the Transferor Company and Transferee Company, being obtained and granted in respect of any of the matters for which such sanction or approval is required.

17.	EFFECT OF NON-RECEIPT OF APPROVALS
17.1

In the event of any of the approvals or conditions enumerated in the scheme not being obtained or complied, or for any other reason, this scheme cannot be implemented in its present form, then the Board of Directors of the Transferee Company and Transferor Company shall mutually waive or modify such conditions as they consider appropriate to give effect as far as possible to this scheme and failing such mutual agreement or in case the sanctions and approvals referred to in the preceding Clause not being obtained and / or the Scheme not being sanctioned by the High Court at Madras and / or the Order or Orders not being passed as aforesaid this Scheme shall stand revoked, cancelled and be of no effect, save and except in respect of any act or deed done prior thereto as is contemplated hereunder or as to any rights and/ or liabilities which might have arisen or accrued pursuant thereto and which shall be governed and be preserved or worked out as is specifically provided in the Scheme or as may otherwise arise in law. Each party shall bear and pay its respective costs, charges and expenses for and or in connection with the Scheme.

17.2

Without prejudice to Clause 17.1 herein above, if any portion of the scheme is found to be unworkable for any reason whatsoever, the same shall not affect the validity or implementation of the other Parts of the Scheme should the Board of Directors of the Transferee Company so deem fit.

18.	DISSOLUTION

On the Scheme becoming effective, the Transferor Company shall be dissolved without being wound-up.

19.	COSTS, CHARGES & EXPENSES.

All costs, charges, taxes including duties, levies and all other expenses, if any arising out of or incurred in carrying out and implementing this Scheme and matters incidental thereto shall be borne by the Transferee Company.

20.	GENERAL

The scheme is conditional upon and subject to:

20.1	Approval of the Scheme by the requisite majority by the shareholders of the Transferor and Transferee Company.
20.2

Sanction of the scheme by the Hon’ble High Court of judicature at Madras pursuant to Section 391 of the Act and appropriate orders being made by the said High Court pursuant to Section 394 of the Act for the amalgamation under the Scheme and for the implementation thereof.

20.3

Any other sanction or approval of appropriate authorities concerned, as may be considered necessary and appropriate by the respective Board of Directors of the Transferor Company and Transferee Company, being obtained and granted in respect of any of the matters for which such sanction or approval is required.

20.4

All other sanctions and approvals as may be required by law including filing of the Order of the High Court of any other appropriate authority with the Registrar of Companies, under Section 394 of the Act, in respect of the Scheme being sanctioned.

21.

The scheme will be operative from the Appointed Date i.e. 1st April 2008 and shall come into effect from the date of sanctions, approvals and orders mentioned in Clause 20 hereinabove are obtained and a certified copy of the orders of the High Court is filed with the Registrar of Companies, Tamil Nadu.